The Directors
ZOO Digital Publishing Limited
(Company Number 05701472)
Arundel Court
117 Arundel Street
Sheffield
South Yorkshire
S1 2NU

1 April 2008

Dear Sirs,

Loan facility of £325,000

We are pleased to confirm that the Trustees of the I.C. Stewart 2001 Trust (the "Lender") have agreed to make available to you, ZOO Digital Publishing Limited (registered number 05701472) (the "Borrower”) a loan of up to £325,000, subject to the terms and conditions set out in this letter.

1	Definitions and interpretation

1.1	In this letter:

"Base Rate"
the base lending rate of the Bank of England for the time being.

"Business Dar
a day (other than a Saturday or Sunday) on which banks are open for general business in London.

"euro" or "C"
the single currency of participating member states of the European Union.

"Event of Default"
any event or circumstance specified as such in clause 9.

"Finance Documents"
this letter and any Security Documents.

"Interest Rate"
one and three quarters of one per cent (1.75%) per annum above the Base Rate.

"Loan"
the loan made or to be made under this letter or the principal amount outstanding for the time being of that loan.

"Loan Agreements"
together, the loan agreements numbered 171207, 051107, 270906 (as extended), 180806 and 180406 each of which was made between the Lender and the Borrower.

"Security Documents"
each and any Security Interest created by the Borrower as security for the obligations of the Borrower to the Lender under the Finance Documents.

"Security Interest"
a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Sterling" and "£"
the lawful currency for the time being of the United Kingdom.

"Termination Date" 4 April 2009.

1.2	Any reference in this letter to:

(a)	the 'Lender' or the 'Borrower' shall be construed so as to include its successors in title, permitted assigns and permitted transfers;

(b)	a 'Finance Document' or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(c)
a 'person' includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(d)	'indebtedness' includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and

(e)	a provision of law is a reference to that provision as amended or re-enacted.

1.3	Clause and schedule headings are for ease of reference only.

2	Acceptance of offer

The offer contained within this letter shall be available for acceptance by the Borrower until 31 March 2008, after which date such offer will lapse (unless extended in writing by the Lender).

3	Utilisation

The Loan is to be utilised to refinance indebtedness (of up to £325,000) owing by the Borrower to the Lender pursuant to the Loan Agreements.

4	Interest

4.1	The Borrower shall pay interest on the Loan at the Interest Rate quarterly in arrears on 30 June, 30 September, 31 December and 31 March in each year.

4.2
If the Borrower fails to pay any amount required to be paid by it under this letter on the due date for payment therefor, the Borrower shall pay interest on that overdue amount at a rate equal to 2% per annum above the Interest Rate from the date the payment was due to the date of actual payment (both before and after judgment). Any such interest accruing under this clause 4.2 shall be payable on demand by the Lender.

4.3	Interest payable under this letter shall accrue from day to day on the basis of a 365-day year and the actual number of days elapsed.

5	Repayment

The Borrower shall repay the Loan by a single repayment on the Termination Date.

6	Prepayment

6.1
The Borrower may, if it gives the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but if In part, in a minimum amount of £25,000 and an integral multiple of £5,000).

6.2	The Borrower may not reborrow all or any part of the Loan which is prepaid pursuant to clause 6.1.

6.3	Any repayment or prepayment of a Loan under this letter shall be made together with accrued interest on the amount repaid and/or prepaid.

6.4
Notwithstanding any other provision of this letter, all amounts outstanding under the Loan and all interest and other sums due under this letter will be repayable by the Borrower immediately on the occurrence of an Event of Default (unless the Lender otherwise permits).

7	Payments

7.1
All payments by the Borrower under the Finance Documents shall be made in Sterling to such bank account as the Lender may specify from time to time and without deduction, set-off or counterclaim (save as required by law).

7.2	If the Borrower is compelled by law to withhold or deduct any taxes from any sum payable under this letter:

(a)	the sum so payable by the Borrower shall be increased so as to result in the receipt by the Lender of a net amount equal to the full amount expressed to be payable under this letter; and

(b)
the Borrower shall deliver to the Lender, as soon as reasonably practicable, an original receipt, or a certified copy thereof, evidencing the payment by the Borrower to the appropriate authority of all amounts so required to be withheld or deducted.

8	Representations and warranties

8.1	The Borrower makes the representations and warranties set out in this clause 8 to the Lender:

(a)
the Borrower is a corporation duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted;

(b)
the Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this letter and the transaction contemplated by this letter;

(c)	the obligations expressed to be assumed by the Borrower in this letter are legal, valid, binding and enforceable obligations;

(d)	the entry into, and performance by the Borrower and the transactions contemplated by, this letter do not and will not:

(i)	conflict with any law or regulation applicable to it;

(ii)	conflict with its constitutional documents; or

(iii)	conflict with any agreement or document or any of its assets binding upon it; or

(iv)	oblige the Borrower to create any security over any of its assets; and

(e)	no Event of Default has occurred and is subsisting, which has not been waived in writing by the Lender.

8.2
The representations and warranties set out in clause 8.1 shall be deemed to be repeated on each day on which the Loan or any other amount due to the Lender pursuant to this letter remains outstanding, with reference to the facts and circumstances subsisting at the time at which they are repeated.

9	Events of Default

Each of the events or circumstances set out in clause 9 is an Event of Default.

9.1.	The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place and in the currency in which it is expressed to be payable.

9.2	The Borrower does not comply with any provision of any Finance Document.

9.3
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any respect when made or deemed to be made.

9.4
Any Indebtedness of the Borrower becomes due or capable of being declared due before its specified maturity date by reason of breach or default on the part of the Borrower under the terms of any agreement or instrument creating or evidencing the same or is otherwise not paid when due (or within any applicable period of grace) or any guarantee or indemnity given by the Borrower is not honoured when due and called upon.

9.5
The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments of any of its debts by reason of actual or anticipated financial difficulties or, commences negotiations with one or more class of creditors with a view to rescheduling any of its indebtedness, or the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities) or a moratorium is delivered in respect of any of its indebtedness.

9.6	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, assignment or arrangement with any creditor of the Borrower; or

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any Security Interest over any assets of the Borrower.

9.7	Any expropriator, attachment, sequestration, distress or execution affects any asset of the Borrower having an aggregate value in excess of £5,000 and is not discharged within 10 Business Days.

9.8	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

9.9	The Borrower ceases to carry on its business or suspends or changes in a material respect all or a substantial part of Its operations.

9.10	If, in the reasonable opinion of the Lender, a material adverse change occurs in the financial condition, operations or business of the Borrower.

9.11	On and at any time after the occurrence of an Event of Default which is continuing unremedied or unwaived then:

(a)	the Lender shall cease to be under any further commitment to the Borrower under this letter;

(b)	the Lender may at any time thereafter declare the Loan (or any part thereof) to be immediately due and payable or payable forthwith on demand; and

(c)
the Lender may at any time thereafter enforce the security constituted by the Security Documents or, If at that time, no Security Documents have been entered into, the Lender may require the Borrower to secure its obligations hereunder.

10	Security

The repayment of the Loan and all other amounts payable by the Borrower to the Lender under this letter shall, as at the date hereof, be unsecured. The Lender may, at any time after the occurrence of an Event of Default demand that the Borrower enters into security (in form and content satisfactory to the Lender (acting reasonably) to secure the Loan.

11	Costs and expenses

The Borrower shall on demand reimburse the Lender for all fees, costs and expenses (including legal fees, disbursements and value added or any similar tax) incurred by the Lender in connection with:

(a)	the negotiation, preparation, execution and completion of the Finance Documents;

(b)	any amendment, supplement, variation, release, discharge, consent or waiver relating to any Finance Document; and

(c)	any preservation, exercise or enforcement of any rights or remedies under or in connection with the Finance Documents.

12	Notices

12.1	Every notice, demand or other communication under this letter shall be in writing and may be delivered personally or by letter or facsimile transmission as follows:

(a)	if to the Lender to:

Address:	Osborn House
Padley Hill
Grindleford
Hope Valley
Derbyshire,
S32 2HQ

For the attention of: Mr. I.C. Stewart

(b)	if to the Borrower to:

Address:	Arundel Court
Arundel Street
Sheffield
South Yorkshire
S1 2NU

For the attention of: Barry Hatch

or, in either case, to such other address or facsimile number, or marked for the attention of such other person as may be notified in accordance with this clause by the relevant party to the other party for such purpose.

12.2	Any notice, communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or 2 Business Days after being deposited in the post (first class postage prepaid) in an envelope addressed to it at that address.

13	Assignment

13.1	The Borrower may not assign all or any of its rights (if any) or transfer any or all of its obligations hereunder to any person without the prior written consent of the Lender.

13.2	The Lender may at any time assign or transfer all or any of its rights and benefits hereunder to any person.

14	Miscellaneous

14.1
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this letter shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless it is in writing.

14.2
In the event that any of the provisions contained in this letter shall conflict with any of the provisions contained in the Security Documents, then the provisions of this letter shall prevail and override the conflicting provisions in the Security Documents.

14.3
If Sterling is, or is to be, replaced by the euro, the Lender may notify the Borrower of any amendments to this letter it considers necessary to reflect that replacement and to put the Lender in the same position, so far as possible, that it would have been in If no such replacement had occurred. Upon such notification, this letter shall be deemed to be amended in accordance with such notification.

14.4	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this letter.

14.5	Any certificate or determination by the Lender of a rate or an amount payable under this letter shall, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

15	Law

This letter is governed by, and shall be construed In accordance with, English law.

Yours faithfully,

/s/ I.C. Stewart
Mr. I.C. Stewart for and on behalf of the Trustees
of the I.C. Stewart 2001 Trust

/s/ Andrew Scrivener
Andrew Scrivener for and on behalf of the Trustees
of the I.C. Stewart 2001 Trust

We refer to your letter of 1 April 2008, of which this is a duplicate. We hereby accept the offer of the Loan on the terms and conditions set out in that letter.

/s/ Barry Hatch
For and on behalf of
ZOO Digital Publishing Limited

Date: 1 April 2008